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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOE Financial Services of Virginia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOE FINANCIAL SERVICES OF VIRGINIA, INC.

April 13, 2007

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on May 11, 2007. The business session only will be held at the Tappahannock Essex Fire Department meeting hall at 620 Airport Road, Tappahannock, Virginia starting at 11:00 a.m.

Following the Annual Meeting, the Shareholders’ Luncheon will be served at Lowery’s Restaurant at approximately 12:00 noon. There will be no program or business conducted at the luncheon.

At the Annual Meeting, you will vote on the election of three directors to serve on the Holding Company Board for a three-year term and the ratification of the Audit Committee’s selection of Yount, Hyde & Barbour, P.C. as auditors for the Company for the year 2007. Your Board unanimously supports these individuals as directors and Yount, Hyde & Barbour, P.C. as auditors and recommends that you vote FOR them as directors and auditors.

We encourage you to attend the meeting where you can pick up your luncheon ticket to join us for lunch. So that we may plan appropriately, please reply to the reservation card as instructed.

We look forward to seeing you on May 11, 2007.

Sincerely,

/s/ George M. Longest, Jr.
George M. Longest, Jr.
President and Chief Executive Officer

BOE FINANCIAL SERVICES OF VIRGINIA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BOE Financial Services of Virginia, Inc. (the “Company”) will be held at the Tappahannock Essex Volunteer Fire Department at 620 Airport Road, Tappahannock, Virginia on May 11, 2007, at 11:00 A.M., for the following purposes:

(1) To elect three Class I directors to serve on the Company’s Board of Directors until the 2010 annual meeting of shareholders and until their successors are elected;

(2) To ratify the selection of Yount, Hyde & Barbour, P.C., Certified Public Accountants, as the independent auditors of the Company for 2007; and

(3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Only shareholders of record of the Company’s common stock at the close of business on March 30, 2007 are entitled to notice of and to vote at this Annual Meeting or any adjournment or postponement thereof.

The Board of Directors believes that the above proposals are in the best interests of the Company and its shareholders and therefore recommends that you vote “FOR” each proposal.

You are cordially invited to attend a luncheon hosted by the Company at Lowery’s Restaurant immediately following the Annual Meeting of Shareholders at approximately 12:00 noon. Luncheon tickets should be picked up at the business session of the Annual Meeting at the Fire Hall.

It is important that your shares be represented and voted. Please mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted. You are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Bruce E. Thomas
Bruce E. Thomas
Senior Vice President/Chief Financial Officer and Corporate Secretary

April 13, 2007

BOE Financial Services of Virginia, Inc.

1325 Tappahannock Boulevard

Tappahannock, Virginia 22560

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 11, 2007

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of BOE Financial Services of Virginia, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 11, 2007, at 11:00 A.M., at the Tappahannock Essex Volunteer Fire Department at 620 Airport Road, Tappahannock, Virginia and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon are described in the foregoing notice of the Annual Meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about April 13, 2007 to all holders of record of the Company’s common stock, $5.00 par value (the “Common Stock”), at the close of business on March 30, 2007.

Revocation and Voting of Proxies

Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the shareholder. Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has exercised a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Corporate Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

Voting Rights of Shareholders

The holders of record of 1,209,081 shares of Common Stock outstanding on March 30, 2007 will be entitled to one vote for each share held on all matters coming before the Annual Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Annual Meeting can elect all of the directors to be elected at the meeting.

Except for the election of directors, action on matters submitted to a vote of the shareholders at the Annual Meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors, the three nominees receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the Annual Meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Solicitation of Proxies

The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company, without compensation, other than regular compensation, may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Security Ownership of Management

The following table sets forth certain information, as of March 30, 2007, about beneficial ownership of the Common Stock of the Company for each director, director nominee, certain executive officers and for all directors, director nominees, and executive officers of the Company as a group.

Amount and Nature of
Name (1)	Beneficial Ownership (2)	Percent of Class
Named Executive Officer and Director:
George M. Longest, Jr.	5,771 (3) (5)	*

Named Executive Officers:
Bruce E. Thomas	1,609 (5)	*
K. Wayne Aylor	2,085	*
Terrell D. Vaughan	2,132 (5)	*

Directors:
R. Harding Ball	4,058 (3) (4)	*
R. Tyler Bland, III	9,482 (3) (4)	*
L. McCauley Chenault	2,844 (4)	*
Alexander F. Dillard, Jr.	22,226 (3) (4)	1.83%
George B. Elliott	3,118 (3) (4)	*
Frances H. Ellis	5,843 (3) (4)	*
Page Emerson Hughes, Jr.	3,030 (3) (4)	*
Philip T. Minor	14,359 (3) (4)	1.19%

All Directors and Executive
Officers as a group (15 persons)	80,125 (3) (4) (5)	6.63%

*	Represents less than 1% of the Company’s common stock.
(1)	The address of each shareholder is Bank of Essex, P.O. Box 965, Tappahannock, Virginia 22560.
(2)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.
(3)	Includes shares held by affiliated corporations, close relatives and dependent children, or as custodians or trustees, as follows: Mr. Longest, 117 shares; Mr. Ball, 708 shares; Mr. Bland, 2,670; Mr. Dillard, 14,828 shares; Mr. Elliott, 852; Mrs. Ellis, 156 shares; Mr. Hughes, 100 shares; and Mr. Minor, 593 shares.
(4)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s Stock Option Plan for Outside Directors as follows: Mr. Ball, 350 shares; Mr. Bland, 260 shares; Mr. Chenault, 470 shares; Mr. Dillard, 520 shares; Mr. Elliott, 470 shares; Mrs. Ellis, 380 shares; Mr. Hughes, 150 shares; and Mr. Minor, 600 shares.
(5)	Includes 8,000 vested option grants awarded to Executive Officers (including 2,129 for Mr. Longest, 831 for Mr. Thomas and 1,532 for Mr. Vaughan) pursuant to the Company’s Stock Option Plan for Employees, which may be exercised as described under the heading Stock Incentive Plan and Stock Option Plan for Outside Directors contained in this proxy statement on page 10.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of March 30, 2007 regarding the number of shares of Common Stock beneficially owned by all persons who, to the Company’s knowledge, own five percent or more of the outstanding shares of Common Stock.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Banc Fund V L.P.	74,733 (1)	6.18%
Banc Fund VI L.P.
Banc Fund VII L.P. 208 S. LaSalle Street Chicago, IL 60604

(1)	The information is derived from a Schedule 13G filed February 13, 2007, by Banc Fund V L.P., Banc Fund VI L.P., and Banc Fund VII L.P. (collectively, the “Reporting Persons”), which stated that Banc Fund V L.P. has sole voting power with respect to 54,933 shares, Banc Fund VI L.P. has sole voting power with respect to 0 shares, and Banc Fund VII L.P. has sole voting power with respect to 19,800 shares. The Schedule 13G also stated that Charles J. Moore as manager of the Reporting Persons has voting and dispositive power over the shares held by each of the Reporting Persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and designated executive officers, and any persons who own beneficially more than 10% of the outstanding shares of the Company’s common stock, to file with the Securities and Exchange Commission (the “SEC”) and the NASDAQ Capital Market reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations, all transactions by the Company’s directors and designated executive officers were filed timely to comply with their respective Section 16(a) filing requirements, except that K. Wayne Aylor, the Company’s Senior Vice President and Senior Credit Officer, was three days late in filing a Form 4 reporting the exercise of stock options.

PROPOSAL ONE

ELECTION OF DIRECTORS

DIRECTORS

The Company’s Board is divided into three classes (I, II and III). The current term of office for Class I directors will expire at the Annual Meeting. The persons named immediately below, who currently serve as the only Class I directors of the Company, will be nominated to serve as Class I directors. If elected, the nominees will serve until the Annual Meeting of Shareholders held in 2010. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason a person named as nominee below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other person as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH BELOW. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

NAME (AGE)	SERVED AS DIRECTOR SINCE	PRINCIPAL OCCUPATION FOR THE LAST FIVE YEARS

NOMINEES FOR ELECTION
CLASS I DIRECTORS
(To Serve until 2010 Annual Meeting)

George M. Longest, Jr. (46)	1999	President/CEO of the Company since January 1, 1999. Employed by the Company in various capacities since February 1989.

R. Harding Ball (61)	1999	President of Ball Lumber Co., Inc.

George B. Elliott (72)	1982	Real estate developer & consultant.

CLASS II DIRECTORS
(Serving until 2008 Annual Meeting)

L. McCauley Chenault (55)	1987	Managing attorney-Chenault Law Offices PLC & practicing law since 1980.

R. Tyler Bland, III (63)	1996	President & Agent for Tidewater Realty.

Page Emerson Hughes, Jr. (63)	2004	President/Operator of Holiday Barn, Ltd. Glen Allen, Virginia.

CLASS III DIRECTORS
(Serving until 2009 Annual Meeting)

Philip T. Minor (72)	1974	Partner in Philip Minor Farms in St. Stephens Church, Virginia.

Alexander F. Dillard, Jr. (68)	1982	A Partner in the law firm of Dillard & Katona, in Tappahannock, Virginia.

Frances H. Ellis (62)	1995	Owner and operator of landscaping business.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND

COMMITTEES AND EXECUTIVE OFFICERS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the President and CEO and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Board of Directors has determined that the following six members of the Board are independent as that term is defined under the applicable NASDAQ listing standards: R. Harding Ball, R. Tyler Bland, III, George B. Elliott, Frances H. Ellis, P. Emerson Hughes, Jr. and Philip T. Minor. In addition, the Board of Directors has determined that for other committee membership all directors, except Mr. Longest, are independent under the general independence standards.

Codes of Business Conduct and Ethics

The Audit Committee of the Board has approved a Code of Business Conduct and Ethics for the directors and employees of the Company and its subsidiaries and a separate Code of Ethics for the Company’s chief executive officer and senior financial officers. The Codes address such topics as protection and proper use of the Company’s assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. The Code of Business Conduct and Ethics and the Code of Ethics are available without charge upon request by contacting our Corporate Secretary in writing at BOE Financial Services of Virginia, Inc., P.O. Box 965, 1325 Tappahannock Boulevard, Tappahannock, Virginia 22560 or by visiting the Company’s website www.boefinancial.com.

Board and Committee Meeting Attendance

There were thirteen meetings of the Board of Directors of the Company in 2006. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors. Additionally, each incumbent director attended greater than 75% of its committees of which he/she was a member in 2006, except R. Harding Ball who attended 50% of the meetings held of the Audit Committee. There are no family relationships among any of the directors or among any directors and any officer. None of the directors serve as directors of other publicly held companies. It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meeting. All of the Company’s nine directors attended the 2006 Annual Meeting.

The Board of Directors has, among others, a standing Executive Committee, Audit Committee and Compensation Committee.

Executive Committee. The Executive Committee was composed of Alexander F. Dillard, Jr., George B. Elliott, George M. Longest, Jr., and Philip T. Minor as permanent members with other members rotating quarterly. The rotating members were Mr. R. Harding Ball for the first quarter of 2006, Mr. L. McCauley Chenault for the second quarter of 2006, Mrs. Frances H. Ellis and Mr. P. Emerson Hughes, Jr. for the third quarter of 2006 and Mr. R. Tyler Bland, III for the fourth quarter of 2006. The Executive Committee is charged with counseling management on current practices, approving loans, either secured or unsecured, and reviewing all loans made and accounts opened. The Executive Committee met twelve times in 2006.

Audit Committee. The Audit Committee was composed of Mrs. Frances H. Ellis, Mr. R. Harding Ball, Mr. Philip T. Minor and Mr. R. Tyler Bland, III in 2006. The same directors are currently serving on this committee. The Board has determined that each of the members of the Audit Committee is independent as defined by applicable NASDAQ listing standards and is financially literate. The principal responsibilities of the Audit Committee are to ensure that the Board receives objective information in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s website www.boefinancial.com.

The Audit Committee met four times in 2006. For additional information regarding the Audit Committee, see “Report of the Audit Committee” on page 8 of this Proxy Statement.

Compensation Committee. The Compensation Committee consists of Mr. R. Tyler Bland, III, Mr. L. McCauley Chenault, Mrs. Frances H. Ellis and Mr. P. Emerson Hughes, Jr. The members of the committee are independent directors as defined by applicable NASDAQ listing standards. The Committee reviews and recommends the levels and types of compensation of directors, officers and employees. Mr. Minor and Mr. Hughes serve as a subcommittee that administers all incentive and stock option plans for the benefit of employees and directors eligible to participate in such plans. The Committee met three times in 2006. The Compensation Committee has not adopted a written charter.

Compensation Committee Interlocks and Insider Participation

During 2006 and up to the present time, there were transactions between Bank of Essex (sometimes referred to herein as the “Bank”) and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.

Director Nomination Process

The Company currently does not have a separate nominating committee. The Board does not believe it needs a separate nominating committee because the full Board is comprised of a majority of independent directors (as that term is defined in the applicable NASDAQ listing standards) and has the time and resources to perform the function of selecting Board nominees. When the Board performs its nominating function, the Board acts in accordance with the Company’s Articles of Incorporation and Bylaws but does not have a separate charter related to the nomination process.

Shareholders entitled to vote for the election of directors may submit names of candidates for consideration by the Board if the Company receives timely written notice, in proper form, for each such recommended director nominee. To be timely for the 2008 annual meeting, the notice must be received within the time frame and in accordance with the procedures set forth in “Presentation of Matters at the 2008 Annual Meeting” on page 17 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.3 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary of the Company, whose address is BOE Financial Services of Virginia, Inc., P.O. Box 965, 1325 Tappahannock Boulevard, Tappahannock, Virginia, 22560.

In the consideration of director nominees, including any nominee that a shareholder may submit, the Board considers, at a minimum, the following factors for new directors, or the continued service of existing directors:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board and meets the applicable Sarbanes-Oxley Act and NASDAQ director standards.

Communications with Directors

Any director may be contacted by writing to him or her c/o BOE Financial Services of Virginia, Inc., P.O. Box 965, 1325 Tappahannock Boulevard, Tappahannock, Virginia, 22560. Communications to the non-management directors as a group may be sent to the same address, c/o the Corporate Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Executive Officers

Set forth below is certain information with respect to the Company’s principal executive officers:

K. Wayne Aylor, 65, is Senior Vice President and Senior Credit Officer with the Company. Mr. Aylor joined the Company in February 2002. Prior to joining the Company, Mr. Aylor served as Vice President and Senior Credit Officer with The Community Bankers Bank in Richmond, Virginia since February 1989.

Bonnie S. Courtney, 53, is Vice President of Operations and Information Technology. Mrs. Courtney has held various positions with the Company since 1981.

George M. Longest, Jr., 46, became President and Chief Executive Officer of the Company on January 1, 1999. Prior to assuming his present position, Mr. Longest had been Senior Vice President and Senior Loan Officer with the Company. Mr. Longest has served as a director of the Company since 1999 and has been with the Company since February 1989.

Suzanne S. Rennolds, 57, is Senior Vice President, Human Resources and Compliance and has been employed by the Company since December 1980.

William E. Saunders, Jr., 44, is Vice President, Risk Management and has been employed by the Company since August 2004. From May 2001 to August 2004, Mr. Saunders was a bank examiner with the Commonwealth of Virginia State Corporation Commission. Prior to May 2001, Mr. Saunders was employed as Operations Officer for e-focust, Inc. and Southside Bank.

Bruce E. Thomas, 43, is Senior Vice President, Chief Financial Officer and Corporate Secretary and has been employed by the Company since October 1990.

Terrell D. Vaughan, 60, is Senior Vice President, Commercial Lending and has been employed by the Company since April 1, 1998.

INTERESTS OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Indebtedness and Other Transactions

Certain directors and executive officers of the Company (defined in this section to include its wholly-owned subsidiary, Bank of Essex), members of their immediate families and corporations, partnerships and other entities with which such persons are associated are customers of the Company. As such, they had transactions in the ordinary course of business with the Company during 2006 and may have additional transactions with the Company in the future. Any loans and commitments to lend included in such transactions were made in the ordinary course of business and upon substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2006 and December 31, 2005, loans from the Company to all executive officers and directors, their immediate families and/or affiliated companies in which they are principals amounted to approximately $2,885,032 and $2,667,102, respectively. These amounts represented approximately 10.3% and 10.2% of the total equity capital of the Company as of December 31, 2006 and December 31, 2005, respectively. During 2006 and 2005, no lending relationship between the Company and any one of its executive officers or directors, their immediate families and/or corporations or other entities in which they are principal stockholders, exceeded 15% of the Company’s total equity.

Regulation O promulgated by the Federal Reserve Board and the provisions of the Federal Deposit Insurance Corporation Act of 1991 impose limitations on the amount of credit that may by extended by a state banking company such as the Company’s subsidiary, Bank of Essex, to its directors, executive officers and related persons. Management believes it is in compliance with these limitations.

Chenault Law Offices, PLC serves as counsel to the Company. L. McCauley Chenault, a principal of Chenault Law Offices, PLC, is a director of the Company.

The law firm of Dillard & Katona also serves as counsel to the Company. Alexander F. Dillard, Jr., a partner in the firm, is a director of the Company and currently serves as the Chairman of the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s Report to Shareholders, which follows, was approved and adopted by the Committee on March 12, 2007 and ratified by the Board of Directors on March 22, 2007. The voting members of the Committee are all independent directors, in the business judgment of the Board, as that term is defined in the applicable NASDAQ listing standards. The Board and the Committee have not currently designated a member of the committee an “audit committee financial expert.” The Board, however, believes that each of the current members of the Committee have the ability to understand financial statements and generally accepted accounting principles, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions, and are therefore financially literate.

The Committee has reviewed and discussed the audited financial statements with management, discussed with Yount, Hyde & Barbour, P.C., the Company’s independent auditors, the matters required to be discussed by Statement of Accounting Standards No. 61, as amended, received communications from the auditors as to their independence, and discussed independence with the auditors. In discharging their oversight responsibility as to the audit process, the Board of Directors and the Committee obtained written disclosures and the letter from Yount, Hyde & Barbour, P.C. required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as may be modified or supplemented, and have discussed with Yount, Hyde & Barbour, P.C. its independence.

The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The following fees were paid to Yount, Hyde & Barbour, P.C., the Company’s certified public accountants, for services provided for the years ended December 31, 2006 and 2005:

	2006		2005
	Fees	Percentage	Fees	Percentage
Audit fees	$65,000	81.2%	$57,397	75.0%
Audit - related fees	6,560	8.2%	12,251	16.0%
Tax fees	8,500	10.6%	7,000	9.0%

	$80,060	100.0%	$76,648	100.0%

A description of these fees is as follows:

•	Audit fees: Audit and review services, consents, and review of documents filed with the SEC.

•	Audit-related fees: Agreed upon procedures, engagements related to public deposit balances, and consultation regarding financial accounting and reporting standards.

•	Tax fees: Preparation of federal and state income tax returns, preparation of trust income tax return related to the trust preferred entity, and consultation regarding tax compliance issues.

All audit services, tax services and other services, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Based on the discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors ratified, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Frances H. Ellis, Chairman; Audit Committee

R. Harding Ball

R. Tyler Bland, III

Philip T. Minor

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Executive Compensation Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and approving the compensation of executive officers of the Company. The Committee considers a variety of factors and criteria in arriving at its decisions and recommendations for compensation. The Committee’s objective is to align the interests of the Company’s executive officers with those of the Company and its shareholders. The Committee believes that increases in earnings per share, dividends, and shareholder’s equity improve shareholder market value.

Objectives

Our compensation program generally consists of salary, bonus, and benefits. Benefits include the Company’s defined benefit pension plan, supplemental retirement plan, participation in the Company’s 401(k) plan and health insurance benefits. In addition, the Company offers perquisites to certain executive officers such as use of Company owned vehicles. We recognize that competitive compensation is critical for attracting, motivating, and rewarding qualified executives. Therefore, one of the fundamental objectives of our compensation program is to offer competitive compensation and benefits for all employees, including executive officers, to compete for and retain talented personnel who will lead us in achieving levels of financial performance that enhance shareholder value.

Salary

The base salary of each executive officer named in the Summary Compensation Table below (the “named executive officers”) is designed to be competitive with that of the Company’s peer banks. In establishing the base salary for the named executive officers, the Committee relies on an evaluation of the officers’ level of responsibility and performance and on comparative information, including the Virginia Bankers Association’s Salary Survey of Virginia Banks. In establishing the base salary, other than for the Chief Executive Officer, the Committee also receives and takes into account the individual compensation recommendations from the Chief Executive Officer. The salary of the Chief Executive Officer is approved by the independent members of the Board of Directors, upon recommendation of the Committee.

Bonus

The Company does not have a formal bonus plan that specifies potential bonus amounts in terms of a percentage of base salary. Cash bonus awards are entirely at the discretion of the Committee. In determining whether or not to award cash bonuses and the level of such bonuses for a given year, the Committee considers the overall performance of the Company, including but not limited to, such factors as earnings per share, return on equity, growth and shareholder value, as well as their subjective evaluation of the executive officer’s individual performance. Cash bonus awards for similar executives in market comparisons are also considered.

Stock Incentive Plan and Stock Option Plan for Outside Directors

The Company maintains two stock option plans designed to attract and retain qualified personnel in key positions, provide employees and directors with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward employees and directors for outstanding performance and the attainment of targeted goals. The stock option plans were approved by shareholders at the May 2000 Annual Meeting, became effective July 1, 2000 and will expire July 1, 2010. The employee plan is the BOE Financial Services of Virginia, Inc. Stock Incentive Plan and provides for the grant of 100,000 incentive stock options to employees intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986. The director plan is administered under the BOE Financial Services of Virginia, Inc. Stock Option Plan for Outside Directors and authorizes the grant of 10,000 non-qualified stock options for directors.

The stock option plans are administered by Mr. Minor and Mr. Hughes, a subcommittee of the Compensation Committee. Under the plans, the subcommittee determines which employees and directors will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options will become exercisable. In general, the per share exercise price of an incentive stock option and a non-qualified stock option must be at least equal to the fair market value of a share of Common Stock on the date the option is granted.

Stock options become vested and exercisable in the manner specified by the Committee. Each stock option or portion thereof is exercisable at any time on or after it vests until ten years after its date of grant. A review was performed in 2007 of all stock option grants. The review verified that all options were priced at or above the closing stock price on the day the option was approved by the Board of Directors and granted.

There were no stock options awarded during 2006, due primarily to changes in accounting standards for stock options and the impact of those changes on reported earnings. Additionally, on December 22, 2005, the Board of Directors voted to accelerate the vesting on all outstanding options in order to eliminate the recognition of compensation expense associated with the affected options under SFAS 123R, which became applicable to the Company beginning in the first quarter of 2006. The Committee’s ongoing review of executive compensation will include a determination as to whether use of stock option plans or other equity awards is to be recommended.

Pension Plan

The Bank of Essex maintains a noncontributory defined benefit pension plan for all full-time employees who are 21 years of age or older and who have completed one year of eligibility service. Benefits payable under the plan are based on years of credited service, average compensation over the highest consecutive five years, and the plan’s benefit formula (1.60% of average compensation times years of credited service in excess of 20 years but not in excess of 35 years plus .65% (70% if SSNRA is 66) of average compensation in excess of Social Security Covered Compensation times years of credited service up to a maximum of 35 years). For 2006, the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $175,000 and the maximum compensation covered by the plan was $220,000. Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits.

Supplemental Executive Retirement Plan

The Bank has adopted a non-tax qualified Supplemental Executive Retirement Plan (“SERP”) for certain executives to supplement the benefits such executives can receive under the Bank’s other retirement programs and social security. Retirement benefits under the SERP vary by individual and are payable at age 65 for 15 years or life, whichever is longer. In the event of termination prior to age 65 (for reasons other than death, subsequent to a change of control or for cause), benefits still commence at age 65, but are substantially reduced. Benefits payable in the event of termination following a change of control or death commence upon termination or death, and are the approximate actuarial equivalent of the value of normal retirement benefits. No benefits are payable in the event that termination is for cause.

Directors’ Supplemental Retirement Plan

In 2006, the Company established the Directors’ Supplemental Retirement Plan for its non-employee directors. The Directors’ Supplemental Retirement Plan is designed to retain the future services of directors. This plan provides for a benefit upon the later of October 1, 2010 or retirement from service on the Board at the normal retirement age of 75. Benefits under this plan are payable at retirement for a period of 10 years. The Director’s Supplemental Retirement Plan also contains provisions for change of control, as defined, which allow the directors to retain benefits under the plan in the event of a termination of service subsequent to a change of control, other than for cause.

401(k) Employee Savings Plan

The Company sponsors a 401(k) Employee Savings Plan, for which all full-time employees who are 21 years of age or older are eligible to participate. The Company matches 50% of employee contributions on the first 4% of earned compensation. While employee contributions are immediately vested, the Company contributions are subject to a stated vesting schedule.

Employment Continuity Agreements

The Company has entered into employment continuity agreements (the “Continuity Agreements”) with each of George M. Longest, Jr., Bruce E. Thomas, K. Wayne Aylor, Terrell D. Vaughan, Suzanne S. Rennolds, Bonnie S. Courtney and William E. Saunders, Jr. (the “Executives” and/or “Executive”) in order to secure their continued services and enable them to devote their full efforts to the Company in the event of a change of control of the Company. Under the Continuity Agreements, each Executive is entitled to certain salary continuance benefits, welfare continuance benefits and outplacement services if the Company terminates his or her employment for any reason other than cause, or if the Executive terminates for certain specific reasons, set forth below, within two years following a change of control.

The salary continuance benefit is an amount equal to two times, in the case of Messrs. Longest and Thomas, and one time, in the case of the other Executives, the sum of the Executive’s base salary in effect as of the change of control date plus the maximum cash bonus payable to him or her. If the Executive applies for or accepts employment with the Company within five years of his or her termination of employment, the Executive is required to repay to the Company the entire amount of the salary continuance benefit.

Under the welfare continuance benefit, the Executive and his or her dependents will continue to be covered, for a one-year period following the Executive’s termination of employment, under all welfare plans in which the Executive and his or her dependents were participating prior to the date of termination. Welfare plans include any health or dental plans, disability plans, survivor income plans or life insurance plans maintained by the Company. The Company will pay all or a portion of the costs of the benefit on the same basis as is applicable to active employees. The welfare continuance benefit will cease if the Executive obtains coverage under one or more welfare plans of a subsequent employer and that provide equal or greater benefits to the Executive and his or her dependents.

The outplacement services provided for under the Continuity Agreements include job search and interview skill services. The services will be provided by a regionally recognized outplacement organization selected by the Executive with approval of the Company. The services are available for up to one year after the Executive’s termination of employment.

In order for the Executive to be entitled to receive benefits in the case of voluntary termination of employment, he or she must voluntarily terminate employment within 90 days after one of the following events: (a) a decrease in his or her aggregate base salary and incentive bonus opportunity or a significant reduction in the amount of additional benefits or perquisites provided to him or her as of the date of the change of control, (b) a decrease in his or her authority, duties or responsibilities as determined as of the date of the change of control, or (c) the assignment of duties to him or her that are inconsistent with his or her duties and responsibilities as of the date of change of control. Benefits will not be payable if the action is isolated, insubstantial or inadvertent and not taken in bad faith, and remedied by the Company within 15 days after receipt of notice thereof given by the Executive.

A change of control of the Company will be deemed to occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company’s outstanding securities that may be cast for election of directors, other than as a result of an issuance of securities initiated by the Company or open market purchases approved by the Board, so long as the majority of the Board approving the purchases is also the majority at the time the purchases are made, or (ii) if as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Board before any such transactions cease to constitute a majority of the Board or its successor’s board within two years of the last such transactions.

In return for payment of benefits under the Continuity Agreements, each Executive agrees to execute a written release, in such form as provided by the Company, of any and all claims the Executive may have against the Company.

Other Benefit Plans

Executives participate in the Company’s benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance. The Company provides life insurance coverage equal to three times the employee’s salary for all eligible employees. A guaranteed issue cap on this coverage of $500,000 is dictated by the plan. Coverage in excess of $50,000 is subject to taxation based on Internal Revenue Service guidelines.

Perquisites

The Company provides perquisites to certain executive officers, such as an automobile allowance; however, such amounts are not included in the Summary Compensation Table below because such amounts are less than $10,000.

Summary Compensation Table

The following table reflects total compensation paid or earned during 2006 for the named executive officers.

Name and Principal Position	Salary ($)	Bonus ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(1)	Total ($)
George M. Longest, Jr. President and Chief Executive Officer of the Company and the Bank (Principal Executive Officer)	$135,000	$5,245	$35,577	(2)	$2,700	$178,522
Bruce E. Thomas Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank (Principal Financial Officer)	$101,500	$3,245	$15,826	(3)	$2,042	$122,613
K. Wayne Aylor Senior Vice President of the Company and Senior Credit Officer of the Bank	$95,500	$3,245	$58,980	(4)	$1,914	$159,639
Terrell D. Vaughan Senior Vice President of the Company and Senior Loan Officer of the Bank	$95,500	$3,245	$40,827	(5)	$1,920	$141,492

(1)	All other compensation is comprised of the Company’s 401(k) plan matching contributions.
(2)	Includes $22,467 change in value for Mr. Longest in the SERP and $13,110 change in value in the Bank of Essex noncontributory defined benefit plan.
(3)	Includes $9,167 change in value for Mr. Thomas in the SERP and $6,659 change in value in the Bank of Essex noncontributory defined benefit plan.
(4)	Includes $39,808 change in value for Mr. Aylor in the SERP and $19,172 change in value in the Bank of Essex noncontributory defined benefit plan.
(5)	Includes $20,941 change in value for Mr. Vaughan in the SERP and $19,886 change in value in the Bank of Essex noncontributory defined benefit plan.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the outstanding stock options as of December 31, 2006 for the named executive officers.

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
George M. Longest, Jr	677	$28.70	11/18/2014
	444	$25.00	10/23/2013
	460	$22.40	6/27/2012
	548	$12.25	1/16/2011

Bruce E. Thomas	481	$28.70	11/18/2014
	350	$25.00	10/23/2013

Terrell D. Vaughan	452	$28.70	11/18/2014
	383	$25.00	10/23/2013
	357	$22.40	6/27/2012
	340	$12.25	1/16/2011

(1)	All outstanding options were exercisable at December 31, 2006.

Option Exercises and Stock Vested

The following table reflects stock options exercised and the value realized on exercise during 2006 for certain of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
K. Wayne Aylor	1,785	$15,466
Bruce E. Thomas	357	$3,070

(1)	The aggregate dollar amount realized upon exercise was computed by multiplying the number of shares acquired on exercise times the difference between the market price of the underlying securities at exercise and the exercise price of the option.

Pension Benefits

The following table reflects the actuarial present value of the named executive officers’ accumulated benefit under the Bank’s pension plan and the Bank’s supplemental retirement plan and the number of years of service credited under the plan as of December 31, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
George M. Longest, Jr.	VBA Master Defined Benefit Pension Plan for Bank of Essex	18	$110,289
	Bank of Essex Supplemental Retirement Plan	1	$27,999
Bruce E. Thomas	VBA Master Defined Benefit Pension Plan for Bank of Essex	16	$57,111
	Bank of Essex Supplemental Retirement Plan	1	$11,424
K. Wayne Aylor	VBA Master Defined Benefit Pension Plan for Bank of Essex	5	$72,976
	Bank of Essex Supplemental Retirement Plan	1	$51,837
Terrell D. Vaughan	VBA Master Defined Benefit Pension Plan for Bank of Essex	9	$100,001
	Bank of Essex Supplemental Retirement Plan	1	$26,097

Change in Control Benefits

As discussed above, the Company maintains Employment Continuity Agreements for its executive officers that provide benefits to such executive officers in the event of a change in control. Based upon a hypothetical change in control date of December 31, 2006, the following table identifies the estimated total change in control termination benefits for the named executive officers during the periods following the change in control.

Executive Officer	Base Salary ($)	Bonus ($)	Healthcare and Other Insurance Benefits ($)
George M. Longest, Jr.	$270,000	$10,490	$3,858
Bruce E. Thomas	$203,000	$6,490	$3,783
K. Wayne Aylor	$95,500	$3,245	$2,640
Terrell D. Vaughan	$95,500	$3,245	$2,640

The calculations are based on an assumption that each named executive officer’s employment would be terminated on December 31, 2006. Such an assumption would require payment of salary, bonus, and coverage under the Company’s healthcare and other insurance benefits through December 31, 2007. The salary and bonus amounts are based on 2006 amounts. The value of healthcare and other insurance benefits is based upon the type of coverage provided to the executive officer as of December 31, 2006, and valued at the premiums in effect at that time.

Compensation of the Board of Directors

Directors of the Company are paid an annual retainer of $5,000, plus $300 for attendance at each meeting of the Board and $100 for attendance at each committee meeting held on the regularly scheduled Board meeting date. Directors are paid a $200 fee for attended committee meetings called on days other than regularly scheduled Board meeting dates. Mr. Dillard is paid a $6,000 fee for serving as Chairman of the Board of Directors. Employees of the Company serving as directors or committee members do not receive any separate compensation for board or committee meetings attended.

The following table reflects the director compensation earned or paid during 2006.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	Total ($)
R. Harding Ball	$9,600	$3,452	$13,052
R. Tyler Bland, III	$10,100	$3,654	$13,754
L. McCauley Chenault	$10,000	$2,088	$12,088
Alexander F. Dillard, Jr.	$18,000	$4,557	$22,557
George B. Elliott	$11,900	$6,493	$18,393
Frances H. Ellis	$10,900	$2,621	$13,521
Page Emerson Hughes, Jr.	$10,500	$2,774	$13,274
George M. Longest, Jr.	$5,000	—	$5,000
Philip T. Minor	$12,700	$6,493	$19,193

(1)	Amounts reflect changes in value in the Directors’ Supplemental Retirement Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2007 Annual Meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Respectfully submitted,

L. McCauley Chenault, Chairman

R. Tyler Bland III

Frances H. Ellis

P. Emerson Hughes, Jr.

PROPOSAL TWO

RATIFICATION OF SELECTION OF ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., as the external auditors for the Company for the fiscal year ending December 31, 2007. Yount, Hyde & Barbour, P.C. rendered audit services to the Company during 2006. These services consisted primarily of the examination and audit of the financial statements of the Company, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to answer questions at the Annual Meeting if they desire to do so. The Board of Directors recommends that the Shareholders vote FOR the appointment of Yount, Hyde & Barbour, P.C.

PRESENTATION OF MATTERS AT THE 2008 ANNUAL MEETING

The Board of Directors need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy at the 2008 Annual Meeting of Shareholders unless the proposal is received by the Company at its main office by December 14, 2007 and the proposal complies with applicable law.

The Company’s bylaws contain procedures that shareholders must follow to present business at the Annual Meeting of Shareholders. A shareholder may obtain a copy of these procedures from the Company’s Corporate Secretary. In addition to other applicable requirements, for business to be properly brought before the 2008 Annual Meeting, a shareholder must give notice of the matter to be presented at the meeting in a proper written form to the Company’s Secretary. The Secretary must receive this written notice at the principal offices of the Company not earlier than February 1, 2008 and not later than March 1, 2008. The Chairman of the meeting may disregard shareholder proposals not made in accordance with these requirements.

Shareholders who wish to nominate persons for election as Directors at the 2008 Annual Meeting must give written notice in accordance with the requirements of the Company’s bylaws to the Company’s Corporate Secretary not earlier than February 1, 2008 and not later than March 1, 2008. Each notice must set forth: (a) as to the shareholder giving the notice, (1) the name and address of such shareholder as they appear on the Company’s stock transfer books; (2) the class and number of shares of the Company beneficially owned by such shareholder; (3) a representation that the shareholder is a shareholder of record at the time of giving the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (4) a description of all arrangements or understandings, if any, between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made, and (b) as to each person who the shareholder wishes to nominate for election as a director (1) the name, age, business address and residence address of such person; (2) the principal occupation or employment of such person; (3) the class and number of shares of the Company which are beneficially owned by such person; and (4) all other information that is required to be disclosed about nominees for election as directors in solicitations of proxies for the election of directors under the rules and regulations of the Securities and Exchange Commission. In addition, each such notice must be accompanied by the written consent of each proposed nominee to serve as a director if elected and a statement from the proposed nominee that the information about him or her contained in the notice is correct. The Chairman of the Annual Meeting may disregard nominations not made in accordance with these requirements.

ANNUAL REPORTS TO SHAREHOLDERS

Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Requests for additional copies of the Annual Report on Form 10-K should be directed to Bruce E. Thomas, Senior Vice President, Chief Financial Officer and Corporate Secretary at 1325 Tappahannock Boulevard., P.O. Box 965, Tappahannock, VA 22560.

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

REVOCABLE PROXY

BOE Financial Services of Virginia, Inc.

Annual Meeting of Shareholders

May 11, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS

The undersigned hereby appoint(s) Philip T. Minor, Frances H. Ellis, and Alexander F. Dillard, Jr., or any of them, the attorneys, agents and proxies of the undersigned with full power of substitution, to vote all the shares of common stock of BOE Financial Services of Virginia, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Tappahannock-Essex Volunteer Fire Hall on May 11, 2007 at 11:00 a.m. and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below.

(1)	Election of Directors - Class I Directors (To Serve Until 2010)

☐ FOR all nominees listed below (except as indicated otherwise below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

R. Harding Ball, George B. Elliott,

and George M. Longest, Jr.

INSTRUCTIONS:

To withhold authority to vote for any individual nominee,

write such nominee’s name in the space provided below.

(2) Ratification of Accountants

Ratification of the selection of Yount, Hyde & Barbour P.C., as independent public accountants of the Company for 2007.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

(3) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Shareholders to be held on May 11, 2007, receipt of which is hereby acknowledged.

(Continued and to be dated and signed on reverse side)

Please promptly mark, sign, date, and mail this Proxy in the enclosed envelope. No postage is required.

(Continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.

Dated                     , 2007

                                                                                                          Signature

                                                                                                          Signature (if held jointly)

Please promptly mark, sign, date, and mail this Proxy in the enclosed envelope. No postage is required.